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                        [STIKEMAN, ELLIOTT LETTERHEAD]
                                                                     Exhibit 8.2

                                              May 1, 1998

Canadian National Railway Company
935 de la Gauchetiere St. West
Montreal, Quebec
CANADA H3B 2M9

Ladies and Gentlemen:

     We have acted as special Canadian counsel for Canadian National Railway Company, a corporation organized under the laws of Canada ("CN"), in connection with the preparation of the Registration Statement on Form F-4 filed by the Company on May 1, 1998 pursuant to the Securities Act of 1933, as amended, relating to the merger of Blackhawk Merger Sub. Inc., a Delaware corporation ("Merger Sub"), with and into Illinois Central Corporation, a Delaware corporation ("IC"), pursuant to the Agreement and Plan of Merger, dated as of February 10, 1998 (the "Merger Agreement"), as amended by Amendment No. 1 dated as of March 4, 1998, by and among IC, CN and Merger Sub. Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement.

     On the basis of the foregoing, we hereby confirm that the statements in the Joint Consent Statement/Prospectus constituting part of the Registration Statement under the caption "Certain United States and Canadian Income Tax Considerations - United States Federal Income Tax Considerations", constitute our opinion as to the material Canadian Federal income tax consequences of the Merger and the ownership of CN Common Stock generally applicable to U.S. Holders of CN Common Stock who, for purposes of the Income Tax Act (Canada) are not resident in Canada, deal at arm's length with CN, hold their shares of CN Common Stock as capital property, do not use and are not deemed to use or hold their shares of CN Common Stock in the course of carrying on business in Canada and in the case of non-resident insurers that carry on an insurance business in Canada and elsewhere, establish that their CN Common Stock is not effectively connected with such insurance business carried on in Canada. Our opinion is not
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addressed to U.S. Holders that are "financial institutions" for purposes of the
"mark-to-market" rules in the Income Tax Act (Canada) or to holders, for whom an interest in which would be a "tax shelter investment" as defined in proposed amendments to the Canadian Tax Act. Our opinion is based upon the current provisions of the Canadian Tax Act, the regulations thereunder, proposed amendments thereto publicly announced by the Department of Finance, Canada prior to the date hereof (the "Proposed Amendment") and the provisions of the Canada-U.S. Income Tax Convention. Except for the Proposed Amendments, our opinion does not anticipate any changes in law, whether by legislative, governmental or judicial decision or action.

     We are members of the Bar of Quebec and the foregoing opinion is limited to the Income Tax Act (Canada).

     We hereby consent to the use of our name under the caption "Certain United States and Canadian Income Tax Consideration -- United States Federal Income Tax Considerations" in the Joint Consent Statement/Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

                                             STIKEMAN, ELLIOTT


                                             /s/ Robert Hogan
                                             Robert Hogan

RH/am